                                                                   EXHIBIT 3.102

                            AGREEMENT AND CERTIFICATE
                                OF PARTNERSHIP OF
                       MESILLA VALLEY GENERAL PARTNERSHIP

         THIS AGREEMENT AND CERTIFICATE OF PARTNERSHIP ("Agreement") is made and entered into as of the fourteenth day of September 1985 ("Commencement Date"), by and among MESILLA VALLEY HOSPITAL, INC., a New Mexico corporation ("MVH"), and MESILLA VALLEY MENTAL HEALTH ASSOCIATES, INC., a New Mexico corporation ("Associates").

         WHEREAS, the parties (collectively, the "Partners") wish to join formally together as a New Mexico general partnership, and to set forth in full the terms and conditions of their agreement in this regard;

         NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of 'which is hereby acknowledged, the Partners agree as follows:

         1.       Formation and Name

         The Partners hereby form a general partnership pursuant to the laws of the State of New Mexico, to be conducted under the name of MESILLA VALLEY GENERAL PARTNERSHIP (the "Partnership").

         2.       Purposes

         The Partnership shall establish, own and operate an inpatient psychiatric hospital, to be built in the vicinity of Las Cruces, New Mexico, including additional and ancillary mental, psychiatric and psychological health care facilities for inpatients and for outpatients (the "Facility"); shall acquire (by purchase, lease, donation or otherwise) real and personal property; and shall obtain licenses and permits and shall do all other things necessary, appropriate or desirable for the lawful and economically viable operation of the Facility.

         3.       Principal Place of Business

         The principal place of business of the Partnership shall be maintained at 250 South Downtown Mall, Las Cruces, New Mexico, or at such other place or places in the vicinity of Las Cruces, New Mexico, as the Partners may from time to time determine.

         4.       Term

         The Partnership shall be effective for an Original Term of fifty (50) years from the Commencement Date, and thereafter for Additional Terms of five
(5) years each, unless and until dissolved in accordance with Section 13 of this Agreement.

         5.       Capital Contributions and Partnership Interest

         Simultaneously with the execution of this Agreement, each Partner shall make an Original Capital Contribution in the amount of fifty thousand dollars ($50,000.00) in cash, except that each of MVH and Associates shall be given a credit toward that contribution equivalent to such reasonable expenses as such Partner shall have incurred or assumed (either directly or through any of its shareholders acting on its behalf) in the development of the Facility prior, to the Commencement Date. Upon making its Original Capital Contribution, each Partner shall be entitled to a fifty percent (50%) Partnership Interest in the Partnership. No further contribution to the capital of the Partnership shall be required of any Partner, except as provided in Section 6 of this Agreement or as unanimously agreed upon by the Partners.

         Subject to the terms of this Agreement, the Partners shall be entitled to share in the losses and profits of the Partnership and to participate in the management of the Partnership in proportion to the fifty percent Partnership Interest held by each Partner. Partnership Interests may be transferred only in accordance with Sections 10, 11 and 12 of this Agreement.

         6.       Participation in Partnership Debt

         Subject to the discretion of the Governing Body of the Partnership, the general policy of the Partnership shall be to obtain funding for the Partnership through the facility's operating revenues and through loans and extensions of credit to the Partnership by the partners and/or by third parties. Financings that require guarantees shall be guaranteed by the Partners to the extent of their respective Partnership Interests; Provided that, in the event that any Partner Guarantees a Partnership obligation in excess of its Partnership Interest, each of the other Partners shall indemnify such guaranteeing Partner in proportion to such other Partner's Partnership Interests.

         7.       Capital Accounts and Partnership Records

         The books of account in which all receipts and expenditures of the Partnership are reflected, and all other records pertaining to the Partnership, shall be maintained in accordance with generally accepted accounting practices, consistently applied, and in compliance with the pertinent provisions of the Internal Revenue Code and all applicable state and local tax codes. Such books and records shall be open at all reasonable times for inspection by any Partner or its duly authorized designees. At such intervals as the Governing Body may from time to time determine, such books and records shall be audited by independent certified public accountants, and financial statements shall be prepared.

         Separate Capital Accounts shall be maintained for each Partner and shall consist of the sum of its contributions to the capital of the Partnership, plus its share of the profits of the Partnership, plus its reasonable and appropriately documented costs and expenses incurred on behalf of the Partnership within the scope of the Partnership business, including without limitation, transportation and out-of-town room and board, to the extent approved by the Governing Body, less its share of the losses of the Partnership, less any distributions to or withdrawals made by or attributed to it by the Partnership.

         8.       Distribution of Net Cash Receipts

         (a) The Net Cash Receipts of the Partnership shall be determined as of the end of each fiscal year of the Partnership and shall consist of the net profit or net loss of the Partnership, as the case may be, for such fiscal year, increased by the sum of:

         (i) depreciation and other non-cash charges deducted in computing the net profit or net loss of the Partnership for such fiscal year;

         (ii) that portion of the proceeds of sale of Partnership assets that represents the return of the book value for such assets; and

         (iii) any cash that becomes available during such fiscal year by reason of a determination of the Governing Body or the Manager to reduce any reserve funds;

and decreased by the sum of:

         (iv) principal payments made by the Partnership on any of its debts during such fiscal year;

         (v) any expenditure made by the Partnership during such fiscal year which are not chargeable to reserve funds established by the Governing Body; and

         (vi) additions to working capital and any other reserve funds reasonable deemed necessary by the Governing Body or the Manager during such fiscal year.

         (b) Net Cash Receipts shall be estimated as soon as practicable, without audit, after the end of each Partnership fiscal year, and all such estimated Net Cash Receipts shall then be distributed promptly to the Partners in proportion to their Partnership Interests. Upon the unanimous consent of the Partners, distributions of Net Cash Receipts may be made more frequently than annually. As soon as practicable after the Partnership financial statements for a Partnership fiscal year are completed, any necessary adjustments to such distribution of Net Cash Receipts shall be made.

         (c) Distributions in kind of the property of the Partnership, in liquidation or otherwise, shall be made only with the consent of all the Partners. Prior to any such distribution in kind, the difference between the market value and the book value of such property shall be credited or charged, as appropriate, to the Partners' Capital Accounts in proportion to their Partnership Interests. Upon such distribution of the property, such market value shall be charged to the Capital Account of the Partner or Partners receiving such distribution.

         9.       Management of Partnership

         No Partner, acting alone, can bind the Partnership. The Partnership's affairs shall be managed by a Governing Body, subject to the approval of the Partners. The Partnership shall execute an agreement with Psychiatric Management, Inc., a Delaware corporation (the "Manager"), for general management of the Facility, and the Manager shall be responsible for the day-to-day management of the business of the Facility. The Governing Body shall consist of six (6) members, three (3) to be appointed by Associates and three (3) to be appointed by MVH, within thirty (30) days of the Commencement Date. Each Partner may, at any time and with or without cause, remove and replace any member which it has previously appointed to the Governing Body, and may designate alternates to attend meetings of the Governing Body in the appointees absence. Under no circumstances may any action be taken by the Governing Body except upon the concurrence of no less than four members thereof. The Governing Body shall select a Chairman who will serve at its pleasure, and shall delegate to such Chairman such powers and duties as the Governing Body, in its sole discretion, may determine from time to time. The Governing Body shall conduct its initial meeting at such time as the Partners shall mutually agree, and shall adopt such bylaws and rules as may be necessary or desirable for the conduct of its affairs, subject only to the terms of this Agreement and any other document binding upon the Partnership.

         10.      Transfer of Partnership Interests

         Subject to the provisions of Section 12 of this Agreement, any or all of any Partner's Partnership Interest may be sold, conveyed, assigned, pledged (except for the sole purpose of securing any financing for the benefit of the Partnership, to the extent required by the lending party) or transferred in any manner (hereinafter, the "transfer") only:

         (a)      to any other Partner; or

         (b) to a third party, only with the written consent of all other Partners.

Any attempted transfer of any or all of any Partner's Partnership Interest not in accordance with the terms of this Section 10 shall be null and void.

         11.      Effect of Transfer of Partnership Interest

         In the event of a transfer in accordance with this Agreement of all or any of any Partner's Partnership Interest, the Partnership shall continue and the transferee of such interest shall be admitted to the Partnership as a general partner, with the same rights and obligations as the transferring Partner had with respect to the transferred Partnership Interest, upon:

         (a) execution by such transferee of an unconditional consent to be bound by the terms of this Agreement and the Master Agreement; and

         (b) filing with the appropriate state or county official of an Amended Agreement to reflect the change in Partnership Interests.

         12.      Disqualification of a Partner

         (a) Any Partner suffering a Disqualifying Event shall become a Disqualified Partner and subject to the sanctions provided for in Section 12(b) of this Agreement. Disqualifying Events shall include the following:

         (i) any of the following events of Bankruptcy, namely, such Partner's (A) application for or consent to the appointment of a receiver, conservator trustee, liquidator, custodian or other judicial representative for the Partner or any substantial portion of its assets or properties; (B) admission in writing of its inability generally to pay its debts as they mature; (C) making of a general assignment for the benefit of its creditors; (D) suffering entry of an order for relief by a Bankruptcy Court for or against it or suffering adjudication of insolvency; (E) filing a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or taking advantage of any bankruptcy, insolvency, readjustment of debt, dissolution or liquidation law or statute, or filling an answer admitting the material allegations of a petition filed against it in any proceeding under any Such law; (F) suffering entry of an order, judgment or decree by any court of competent jurisdiction approving a petition seeking reorganization of it or of all or a substantial part of its assets and properties or appointing a receiver, conservator, trustee, liquidator, custodian or other judicial representative, should such order, judgment or decree continue unstayed and in effect for a period of sixty (60) consecutive days; provided, however, that in the event that both Partners or either Partner and the Partnership shall suffer any of the foregoing events of bankruptcy ("Simultaneous Disqualification"), this Section 12(l)(i) shall be of no effect for the duration of such Simultaneous Disqualification;

         (ii) for the period of five years from the date first written above, any material breach of this Agreement by such Partner, not cured within thirty (30) days after notice to such Partner by any other Partner of such breach; provided, however, that no thirty (30) day cure period shall be extended to any Partner in the event of its breach of Sections 10 or 14 of this Agreements;

         (iii) the responsibility of such Partner for any act which (A) causes a dissolution of the Partnership or would justify entry of a decree of dissolution of the Partnership under the laws of the State of New Mexico; (B) adversely affects the tax status of the Partnership under applicable federal, state or local law; (C) adversely affects the Facility's licensure, certification or approval under applicable federal, state or local law; or (D) results in conviction of the Partner or any of its shareholders, officers, directors, employees or agents, or any of the shareholders, officers, directors, employees or agents of Ohio Psychiatric Institutes, Inc, a Delaware corporation, of a crime, unless such disqualification shall be waived by a majority vote of the Partnership; and

         (iv) in the case of the Partner which is a legal entity, such Partner's uncured dissolution or liquidation.

Any Partner suffering from a Disqualifying Event, or any Partner receiving actual notice of a Disqualifying Event, shall immediately notify the Chairman of the Governing Body of the occurrence of a Disqualifying Event, and such Chairman shall immediately notify all Partners of the Disqualifying Event.

         (b) Within a period of sixty (60) days after the Governing Body notifies the non-Disqualified Partners of the occurrence of a Disqualifying Event, the remaining Partners shall elect to either:

         (i) Require the Disqualified Partner to offer for sale to the remaining Partners his entire Partnership Interest, pursuant to Sections 12(e) and (f) of this Agreement; or

         (ii) Cause the Partnership to redeem the entire interest of the Disqualified Partner pursuant to Sections 12(e) and (f) of this Agreement;

         (iii) Cause the Partnership to be liquidated and dissolved pursuant to Section 13 of this Agreement; or

         (iv) Continue the Partnership, notwithstanding the occurrence of such Disqualifying event, with the Disqualified Partner or its successor(s) or assign(s).

Notwithstanding the election by the Governing Body pursuant to this Section 12(b), the Governing Body or any non-Disqualified Partner may seek legal and/or equitable remedies against the Disqualified Partner in the event of a Disqualifying Event.

         (c) Upon the occurrence of a Disqualifying Event, the Disqualified Partner's appointees to the Governing Body shall cease to be members of the Governing Body and, thereafter, the Partnership's affairs shall be managed exclusively by the appointees of the non-Disqualified Partners, appointed in proportion to their respective Partnership Interests; provided, however, that the appointees of the Disqualified Partner shall be reinstated to full participation in the Governing Body in the event that the non-Disqualified Partners elect to continue the Partnership pursuant in Section 12(b)(iv).

         (d) Elections pursuant to Section 12(b) shall be made by giving written notice thereof to the Disqualified Partner within the prescribed sixty
(60) day period. In the event that the Governing Body fails to give notice of its election pursuant to Section 12(b) within the prescribed sixty (60) day period, it shall be conclusively presumed to have elected to continue the Partnership pursuant to Section 12(b)(iv).

         (e) In the event that any or all of the Disqualified Partner's Partnership Interest is purchased or redeemed pursuant to Sections 12(b)(i) or 12(b)(ii) of this Agreement, the Disqualified Partner shall cease to be a Partner to the extent his Partnership Interest has been purchased or redeemed, upon

         (i) payment, within 120 days following the date of notice of election pursuant to Section 12(b) of this Agreement, of the Buyout Price described in Section 12(f) of the Agreement; and

         (ii) transfer of the Partnership Interest pursuant to Sections 10 and 11 of this Agreement;

provided, however, that the Disqualified Partner shall remain liable to the party or parties acquiring his Partnership Interest for any negative balance (or portion thereof attributable to the acquired Partnership Interest) of his Capital Account, and for any contingent or unliquidated liabilities not fully taken into account in determining the Buyout Price.

         (f) In the event that all or any of the Disqualified Partner's Partnership Interest is purchased or redeemed pursuant to Sections 12(b)(i) or 12(b)(ii) of this Agreement, the Buyout Price shall be the lesser of

         (i) the amount standing in such Disqualified Partner's Capital Account (or portion thereof attributable to the acquired Partnership Interest) at the close of business on the date of the occurrence of the Disqualifying Event;

         (ii) the amount standing in the Disqualified Partner's Capital Account (or portion thereof attributable to the acquired Partnership interest) on the last day of the calendar month preceding the date upon which notice of the Disqualifying Event is received by the Chairperson of the Governing Body; or

         (iii) if the Disqualifying Event is an actual (or attempted) transfer of all or a portion of the Disqualified Partner's Partnership Interest, the price for which the Disqualified Partner attempted to transfer such interest.

         (g) Each Partner hereby constitutes and appoints the Chairman of the Governing Body as its true and lawful agent and attorney-in-fact to execute such documents, contracts and instruments of conveyance as may be necessary or appropriate to confirm the conveyance of such Partner's interest in the Partnership and the property of the Partnership in the event that such Partner should become a Disqualified Partner under the terms of this Section 12, and such Partner hereby acknowledges that such appointment is coupled with an interest and is irrevocable.

         13.      Dissolution and Liquidation

         (a) For purposes of this Agreement, the following shall constitute Liquidating Events: (i) the expiration of the term of the Partnership, as set forth in Section 4 of this Agreement; (ii) the unanimous consent of the Partners to terminate the Partnership, which consent shall not be unreasonably withheld in the event that the Facility shall not be licensed or operational within a reasonable time after the Commencement Date; (iii) the election by the Partners to terminate the Partnership pursuant to Section 12(b) of this Agreement; and (iv) the adjudication of the Partnership as a bankrupt.

         (b) Upon the occurrence of a Liquidating Event, the Governing Body shall serve as Liquidator, under its normal rules and bylaws. The Liquidator shall continue the Partnership for the sole purpose of winding up its affairs, selling its assets and applying the proceeds of such sale in the manner and order of priority provided by Section 13(c) of this Agreement; provided, however, that for the purpose of preserving the going concern or goodwill value of the Partnership's business pending sale thereof, and in order to minimize the losses normally attendant upon such liquidation, the Liquidator may continue to operate such business for a reasonable period following the occurrence of such Liquidating Event, after which period the Partnership shall cease to do business.

         Upon the occurrence of a Liquidating Event, the Liquidator may convert the assets of the Partnership into cash by selling such assets at one or more public or private sales, for cash or terms, at such price or prices as the Liquidator in its sole discretion shall determine, or may make distributions in kind. The Liquidator may sell all or a portion of the Partnership's assets and business to one or more Partners, or their shareholders or affiliates.

         Upon the sale of all of the Partnership's assets (other than assets which are distributed in kind), the final Capital Account of each Partner shall be computed and the Liquidator shall collect from each Partner the negative balance, if any, standing in its final Capital Account, said negative Capital Account being acknowledged by the Partners to be a legal debt to the Partnership.

         (c) The proceeds of the liquidation of the Partnership shall be applied and distributed in the following manner and in the following order of priority: (i) to the payment of the debts and liabilities of the Partnership and to the expenses of liquidation in order of priority as provided by law, and to the establishment of any reserves which the Liquidator deems necessary for any contingent or unforeseen liabilities or obligations of the Partnership, which reserves shall be paid over to an agent or trustee to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations and at the expiration of such period as the Liquidator deems advisable, and distributing the balance of such reserves as provided in this
Section 13(c); then to (ii) the repayment to each Partner of its final Capital Account.

         The Partnership shall terminate and dissolve when all property owned by the Partnership shall have been disposed of and the proceeds distributed to the Partners in accordance with the provisions of this Section 13(c); provided, however, that the establishment of any reserves in accordance with the provisions of this Section 13(c) shall not have the effect of extending the term of the Partnership.

         14.      Competition; Other Activities

         (a) Each party hereby acknowledges that, in its capacity as a Partner of the Partnership, it and its Governing Body appointees will acquire valuable knowledge of the Partnership's business and business methods, patients and clients, sources of patient and client referrals, and sources of financing of the Partnership. Each Partner further acknowledges that any psychiatric facility located within two hundred (200) miles of Las Cruces, New Mexico, would compete, directly or indirectly, with the business of the Partnership and that the utilization of such knowledge, directly or indirectly, for the benefit of any other hospital business operated within two hundred (200) miles of Las Cruces, New Mexico, would be injurious to and adversely affect the Partnership's business and profitability. Hence, the Partners hereby acknowledge their intention, during the term of this Agreement, to own, operate, or be employed or retained in connection with the ownership or operation of psychiatric facilities within two hundred (200) miles of Las Cruces, New Mexico, only as partners with each other, pursuant to terms, conditions and agreements substantially similar to those provided in this Agreement. Each Partner hereby covenants and agrees that, during the term of this Agreement, and for three (3) years after the earlier of: (i) the termination of this Agreement or (ii) such Partner's sale of all of its Partnership Interest, no Partners will, without the consent or participation of the other Partners, directly or indirectly, own, operate or participate in the ownership or operation of any psychiatric, substance abuse or any other form of mental health facility or unit or program within two hundred (200) miles of Las Cruces, New Mexico other than the Facility.

         (b) The Partners will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person or entity that they or it employ or solicit for employment any employees of the Partnership.

         (c) Each Partner hereby acknowledges that each of its noncompetition agreements constitutes a separate agreement, independently supported by good and adequate consideration, and that each such separate agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement. The existence of any claim or cause of action by any Partner against the Partnership or any other Partner, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by such other Partner or the Partnership of these noncompetition covenants and agreements. Each Partner further recognizes and acknowledges that the ascertainment of damages in the event of breach of any of the noncompetition covenants or agreement contained in this Section 14 would be difficult, if not impossible, and each Partner therefore waives any claim or defense, in any action brought by any other Partner or the Partnership to enforce the terms of this Agreement, that such Partner or Partnership has an adequate remedy at law.

         (d) Except as otherwise specifically provided in this Section 14, each Partner may engage in such other businesses and activities as it shall determine, including without limitation, the ownership and operation of psychiatric facilities beyond two hundred (200) miles of Las Cruces, New Mexico, without accountability or liability in damages to the Partnership or any other Partner, even though such other activity competes with or is enhanced by the Partnership's business.

         15.      General Provisions.

         (a) This Agreement shall bind and inure to the benefit of the Partners, and their permitted heirs, successors and assigns.

         (b) This Agreement contains the entire agreement and understanding by and between the Partners with respect to the matters described in this Agreement, and no force or effect shall be accorded any written or oral representations, promises, agreements or understandings which are not contained in this Agreement or the Master Agreement and its exhibits.

         (c) Any notice required or permitted to be given under the terms of this Agreement must be in writing, and shall be given by personal service or dispatched by United States certified mail, return receipt requested, postage prepaid, or delivered by Federal Express or similar courier service, to the addresses shown in Attachment 1 to this Agreement, or such other address of which notice is provided in accordance with the terms of this Section 15(c). Notices given pursuant to this Section 15(c) shall be deemed served upon delivery.

         (d) This Agreement may be modified, waived, or discharged only by a writing signed by all the Partners. No waiver by any Partner of any breach by any other Partner or of compliance with any condition or provision of this Agreement shall be deemed a waiver of any other conditions or provisions of this Agreement.

         (e) The invalidity of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, which shall remain in full force and effect, nor shall the invalidity of a portion of any provision of this Agreement affect the balance of such provision.

         (f) This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

         (g) The captions and headings of this Agreement are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

         (h) All references in this Agreement to the masculine and/or singular shall be construed to include the feminine, neuter and plural, as the context may require.

         (i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Mexico.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Partners, effective as of the Effective Date.

                                     MESILLA VALLEY MENTAL HEALTH
                                     ASSOCIATES, INC.,
                                     a New Mexico corporation

                                     /s/ [ILLEGIBLE]
                                     -------------------------------------------
                                     By:
                                     Its: Pres.

                                     MESILLA VALLEY HOSPITAL, INC.,
                                     a New Mexico corporation

                                     /s/ [ILLEGIBLE]
                                     -------------------------------------------
                                     By:
                                     Its: [ILLEGIBLE]

                                  ATTACHMENT 1

                                                                Partnership
             Name                                                Interest
             ----                                               -----------
MESILLA VALLEY HOSPITAL, INC.                                       50%
   3215 Cathedral Avenue, N.W.
   Washington, D.C. 20008

MESILLA VALLEY MENTAL HEALTH                                        50%
   ASSOCIATES, INC.
   250 S. Downtown Mall
   Las Cruces, New Mexico 88001
                                                                -----------
                                                                   100%

                     EXHIBIT D TO ASSIGNMENT AND ASSUMPTION
                         OF 21.25% PARTNERSHIP INTEREST

                           AMENDMENT TO AGREEMENT AND
                          CERTIFICATE OF PARTNERSHIP OF
                       MESILLA VALLEY GENERAL PARTNERSHIP

         THIS AMENDMENT (the "Amendment") is made and entered into this 18 day of April, 1991, by and between Mesilla Valley Hospital, Inc., a New Mexico corporation ("MVH") and Mesilla Valley Mental Health Associates, Inc., a New Mexico corporation ("Associates").

         WHEREAS, MVH and Associates are the sole general partners of Mesilla Valley General Partnership, a New Mexico general partnership ("MVGP"), with each originally owning a Fifty percent (50%) general partnership interest in MVGP;

         WHEREAS, MVH is purchasing a Thirty-one and 875/100s percent (31.875%) general partnership interest in MVGP from Associates, ("Interest") pursuant to
(i) that certain Assignment and Assumption of 21.25% Partnership Interest and
(ii) that certain Assignment and Assumption of 10.625% Partnership Interest (collectively, the "Assignments") (the partnership interest in MVGP being conveyed pursuant to the Assignments is hereinafter referred to as the "Interest").

        WHEREAS, the Agreement and Certificate of Partnership of MVGP ("Partnership Agreement") provides for equal ownership of MVGP by Associates and MVH, and that equal ownership is reflected in the numerous provisions of the Partnership Agreement;

        WHEREAS, because MVH is purchasing the Interest from Associates and, thus, will own an eighty-one and 875/100s (81.875%) partnership interest in MVGP, the parties hereto desire to amend the Partnership Agreement to reflect such change in ownership interest;

        NOW, THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the parties hereto agree as follows:

         1. The last paragraph of Section 5 of the Partnership Agreement entitled "Capital Contributions and Partnership Interest" is hereby deleted and replaced with the following:

                           Subject to the terms of this Agreement, the Partners
                  shall be entitled to share in the losses and profits of the Partnership and to participate in the management of the Partnership in proportion to the Partnership

         Interest held by each Partner. Partnership Interests may be transferred only in accordance with Sections 10, 11, and 12 of this Agreement.
         Upon any such transfer, the Partnership Interest in the Partnership owned by each Partner shall be adjusted to reflect any partnership interest transferred by or to such Partner.

         2. The third section of Section 9 of the Partnership Agreement entitled "Management of Partnership" is hereby deleted and replaced with the following:

         The Governing Body shall consist of six (6) members, which members shall be appointed by the Partners in accordance with and in proportion to the percentage of Partnership Interest owned by each Partner in the Partnership. For example, if one Partner owns a 66.67% Partnership Interest in the Partnership, such Partner shall elect four (4) of the six (6) members of the Governing Body. The members of the Governing Body shall be appointed by the Partners within 30 days after any change in ownership of Partnership Interests in the Partnership occurs.

         3. Section 11 of the Partnership Agreement shall be amended to add the following sentence to the end of such section:

         In the event that a transfer of Partnership Interests occurs from one Partner to another, such transfer shall be effective immediately and the transfer of the rights and obligations of the Partnership Interests which are transferred shall occur immediately upon execution of any documents effectuating the transfer of Partnership Interests.

         4. The parties hereto agree and confirm that all other terms and conditions of the Partnership Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and date first written above.

                                          MESILLA VALLEY HOSPITAL, INC.

                                          /s/ Bernard G. Barczak
                                          --------------------------------------
                                          By: Bernard G. Barczak
                                          Its: Treasurer/Secretary

                                          MESILLA VALLEY MENTAL HEALTH
                                          ASSOCIATES, INC.

                                          /s/ [ILLEGIBLE]
                                          --------------------------------------
                                          By:
                                          Its:

                   AGREEMENT OF AMENDMENT OF THE AGREEMENT AND
                          CERTIFICATE OF PARTNERSHIP OF
                       MESILLA VALLEY GENERAL PARTNERSHIP

                  Mesilla Valley Hospital, Inc., a New Mexico corporation ("MVH"), and Mesilla Valley Mental Health Associates, Inc., a New Mexico corporation ("Associates"), as the two general partners of Mesilla Valley General Partnership (the "Partnership") do hereby amend the Agreement and Certificate of Partnership of Mesilla Valley General Partnership (the "Agreement") to delete paragraph 9 in its entirety and hereby agree that the general partners of the Partnership may singularly bind the Partnership.

                  IN WITNESS WHEREOF, the parties have entered into this Agreement as of the 18th day of November, 1996.

                                            MESILLA VALLEY HOSPITAL, INC.

                                            By: /s/ [ILLEGIBLE]
                                                --------------------------------
                                            Its: VP

                                            MESILLA VALLEY MENTAL HEALTH
                                            ASSOCIATES, INC.

                                            By: /s/ [ILLEGIBLE]
                                                --------------------------------
                                            Its: VP